Exhibit 99.1

Xplore Technologies Announces Additional Military Order

Latest order of ultra-rugged tablets expands field deployment for data collection

AUSTIN, Texas – October 7th, 2014 – Xplore Technologies Corp. (NASDAQ: XPLR), manufacturer of the most powerful, longest-lasting, ultra and fully-rugged tablets, announced today that it received a multi-million dollar purchase order for its iX104C5 M1 ultra-rugged Windows tablets as part of an ongoing military program that utilizes the tablets for field data collection. This purchase order follows previous orders for iX104C5 M1 ultra-rugged Windows tablets from the same customer.

“We are pleased to announce this latest order supporting a multi-agency program” said Philip S. Sassower, Xplore’s chairman and CEO. “Our ultra-rugged iX104C5 M1 tablet computer was selected for use as a ground control station for a military field data collection application because of its combination of processing power, ruggedization and security features.”

The iX104C5 M1 is certified MIL-STD-810G, rated dust and waterproof (IP67), and can withstand repeated seven-foot drops. The tablet comes with Intel’s Core i7 processor and features a sunlight readable display that is easy to read in direct sunlight, paired with glove-touch technology that provides full functionality when the screen is wet or dirty.

“This order is the latest in a series of purchase orders from this U.S. military program involving the delivery of several thousand devices for use in an important field program where conditions can be harsh and unforgiving,” said Mark Holleran, Xplore’s president and chief operating officer. “We believe Xplore’s ultra-rugged tablet solution is the best tablet for use in military deployments - whether supporting special operations, managing workflows on the flight line or delivering real-time data to mobile field units.”

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Supporting Information

●	For more information on Xplore Technologies: www.xploretech.com
●	Follow Xplore on Twitter: @XploreRuggedPC

About Xplore Technologies®

Xplore Technologies Corp. has been a leading global provider of ultra-rugged and fully-rugged tablets since 1998. Xplore tablets are among the most powerful and longest lasting in their class, withstand nearly any hazardous condition or environmental extreme, and feature competitive pricing and significant ROI. The company's products are sold on a global basis, with channel partners in the United States, Canada, Europe and Asia Pacific. Xplore Technologies’ tablets are deployed across a variety of industries and sectors, such as energy, military operations, manufacturing, distribution, public services, public safety, government, and other areas with hazardous work conditions. For more information, visit the Xplore Technologies website at www.xploretech.com.

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Contact Information:

Media Inquiries:	Investor Contact:
Cathy Hut	Chris Schreiber
Xplore Technologies	Taglich Brothers
(512) 485-1105	(917) 445-6207
chut@xploretech.com	cs@taglichbrothers.com